EXHIBIT 10.2

Loan No. 1003653

BUILDING LOAN AGREEMENT

(Commercial Buildings)

THIS BUILDING LOAN AGREEMENT (“Agreement”) is executed as of May 20, 2011, by and between GR-105 LONG POINT VENTURE, LLC, a Delaware limited liability company (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

A.	Borrower owns or will own certain real property described in Exhibit A hereto (“Property”).

B.	Borrower proposes to construct on the Property certain improvements consisting of: a 258-unit multifamily project together with all appurtenances and fixtures now or hereafter located on the Property (“Improvements”). The Improvements shall be constructed in accordance with plans and specifications which Borrower has heretofore or will hereafter deliver to Lender, as amended in order to comply with the terms and conditions of this Agreement (“Plans and Specifications”). Borrower has requested from Lender a loan for the purpose of such construction.

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1. LOAN

1.1	LOAN. By and subject to the terms of this Agreement, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the maximum principal sum of TWENTY-ONE MILLION FOUR HUNDRED THIRTY EIGHT THOUSAND TWO HUNDRED THIRTY SEVEN AND NO/100THS DOLLARS ($21,438,237.00) (“Loan”), said sum to be evidenced by a Promissory Note Secured by Mortgage of even date herewith (“Note”). The Note shall be secured, in part, by a Construction Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith, executed by Borrower to Lender, as Beneficiary, as hereafter amended, supplemented, replaced or modified (“Mortgage”), encumbering certain real property and improvements as legally defined therein. The obligations of Borrower under the Loan will be jointly and severally guaranteed in whole or in part by MICHAEL L. SCHWARZ, GREGORY D. BONIFIELD, MICHAEL A. UNDERWOOD and TODD H. JACOBUS (each called a “Guarantor” and collectively, “Guarantors”) pursuant to one or more guaranty agreements of even date herewith (individually or collectively, the “Guaranty”). Amounts disbursed to or on behalf of Borrower pursuant to the Note shall be used to finance the development and construction of the Property and Improvements and for such other purposes and uses as may be permitted under this Agreement and the other Loan Documents, as described below. The Loan is not a revolving credit line, and no payments or credits shall increase the maximum amount of advances available from the Loan.

1.2	FEES. Borrower shall pay to Lender, at Loan closing, a non-refundable loan fee in the amount of ONE HUNDRED SEVEN THOUSAND AND NO/100/THS DOLLARS ($107,191.00)

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1.3	LOAN DOCUMENTS; EFFECTIVE DATE. Borrower shall deliver to Lender concurrently with this Agreement the Note, the Mortgage and any other documents required by Lender, as hereafter amended, supplemented, replaced or modified, each properly executed and in recordable form, as applicable, described in Exhibit B (“Loan Documents”), together with those documents described in Exhibit B as other related documents. The effective date (“Effective Date”) of the Loan Documents shall be the earlier of (a) the date the Mortgage is recorded in the Office of the County Recorder of the county where the Property is located and (b) the date Lender authorizes the Loan proceeds to be released to Borrower.

1.4	MATURITY DATE. The maturity date of the Loan shall be May 20, 2014 (“Maturity Date”).

1.5	FULL REPAYMENT AND RECONVEYANCE. Upon receipt of all sums owing and outstanding under the Loan Documents, Lender shall issue a full reconveyance of the Property and Improvements from the lien of the Mortgage; provided, however, that each of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance: (a) Lender shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; and (b) Lender shall have received a written release satisfactory to Lender of any set aside letter, letter of credit or other form of undertaking which Lender has issued to any surety, governmental agency or any other party in connection with the Loan and/or the Property and Improvements; and (c) Lender’s obligation to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release or reconveyance, and any commitment of Lender to lend any undisbursed portion of the Loan shall be cancelled.

1.6	OPTION TO EXTEND. Borrower shall have two (2) options to extend the term of the Loan (each an “Option to Extend”) from the Maturity Date to May 20, 2015 (the “First Extended Maturity Date”) and then from the First Extended Maturity Date to May 20, 2016 (the “Second Extended Maturity Date”), upon receipt of written notice from Borrower of Borrower’s request to exercise the Option to Extend, which notice shall be provided to Lender not more than 90 days but not less than 30 days prior to the Maturity Date or First Extended Maturity Date, as applicable, and upon satisfaction of each of the following conditions precedent:

a.	As of the date of Borrower’s delivery of its notice of request to exercise the Option to Extend, and as of the Maturity Date or First Extended Maturity Date, as applicable, no Default (as hereinafter defined) shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing, and Borrower shall so certify in writing;

b.	Borrower shall execute or cause the execution of all documents reasonably required by Lender to exercise the Option to Extend, and shall deliver to Lender, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Lender;

c.	There shall have occurred no material adverse change, as determined by Lender in its sole discretion, in the financial condition of Borrower or any Guarantor from that which existed as of the later of: (i) the Effective Date; or (ii) the date upon which the financial condition of such party was first represented to Lender;

d.	On or before the Maturity Date, or First Extended Maturity Date, as applicable, Borrower shall pay to Lender in connection with each Option to Extend an extension fee in the amount of THIRTY-TWO THOUSAND ONE HUNDRED AND NO/100THS DOLLARS ($32,100.00);

e.	During any Option to Extend, Borrower shall make the payments for such Option to Extend set forth in the Note which provides for monthly payments of principal in an amount calculated based on equal monthly installments of the then-outstanding principal balance of the Note over an assumed 30-year amortization period plus interest;

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f.	The Property must have a Constant Carried (as defined below) as follows:

i.	With respect to the first Option to Extend, the Property must have a Constant Carried of not less than 9.5% as of the Maturity Date.

ii.	With respect to the second Option to Extend, the Property must have a Constant Carried of not less than 10.0% as of the First Extended Maturity Date.

g.	The Improvements shall be 100% complete and Lender shall have received such endorsements, in form and content satisfactory to Lender, to the Title Policy as Lender may require.

Except as modified by this Option to Extend, the terms and conditions of this Agreement and the other Loan Documents as modified and approved by Lender shall remain unmodified and in full force and effect.

ARTICLE 2. DISBURSEMENT

2.1	CONDITIONS PRECEDENT. Lender’s obligation to make any disbursements or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent:

a.	Lender shall have received fully executed originals of all Loan Documents, the Guaranty and any other documents, instruments, policies, and other materials requested by Lender under the terms of this Agreement or any of the other Loan Documents.

b.	There shall exist no Default as defined in this Agreement or any of the other Loan Documents or any event, omission or failure of condition which would constitute a Default after notice or lapse of time, or both.

c.	Any undisbursed Loan funds together with all sums, if any, to be provided by Borrower as shown in Exhibit C shall be at all times equal to or greater than the amount which Lender from time to time determines necessary to: (i) pay through completion all costs of development, construction, marketing and sale or leasing of the Property and Improvements in accordance with the Loan Documents; (ii) pay all sums which may accrue under the Loan Documents prior to repayment of the Loan; and (iii) enable Borrower to perform and satisfy all of the covenants of Borrower contained in the Loan Documents. If Lender determines at any time that the undisbursed Loan funds are insufficient for said purposes, Borrower shall deposit the amount of such deficiency with Lender within 7 days of Lender’s written demand. Except as otherwise provided in this Agreement, all funds which are deposited with Lender by Borrower pursuant to the terms and conditions of this Agreement (“Borrower’s Funds”) shall be held by Lender for disbursement under this Agreement.

d.

Lender shall have received and approved in form and substance satisfactory to Lender: (i) a soils report for the Property and Improvements; (ii) 2 sets of the Plans and Specifications, certified as complete by the architect that prepared them, together with evidence of all necessary or appropriate approvals of governmental agencies or private parties; (iii) copies of all agreements which are material to completion of the Improvements, including without limitation the Construction Agreement and Architect’s Agreement and all assignments and consents required in connection therewith; (iv) copies of all building permits and similar permits, licenses, approvals,

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development agreements and other authorizations of governmental agencies or private parties required in connection with the development of the Property and Improvements, (v) payment and performance bonds with dual obligee riders, (vi) a management agreement for the Property with a management company acceptable to Lender, and (vii) evidence of builders risk insurance and general liability and workmen’s compensation insurance from the Contractor. Borrower acknowledges that, as of the date of this Agreement, none of the foregoing items have been approved by Lender and disbursements under the Loan are subject to Lender’s approval of all items.

e.	Borrower shall have delivered to Lender (i) a request for the advance, (ii) a copy of Contractor’s application for payment to Borrower, signed by Architect and confirmed by Lender’s inspector, on AIA Forms G702 and G703/G703A or other forms acceptable to Lender, (iii) if requested by Lender, paid invoices or receipts and unconditional statutory lien waivers for all construction work and costs included in the previous request for advance, and evidence reasonably satisfactory to Lender that all prior advances have been used for purposes described in this Agreement or the Financial Requirements Analysis; (iv) if requested by Lender, evidence that any inspection required by any governmental authority has been completed with results satisfactory to that governmental authority and a detailed itemization of the Construction Agreement (defined below) and allocated costs of any work to be performed thereunder on AIA Form G702 or such other forms as may be acceptable to Lender, (v) a true and correct current statement of all obligations incurred for labor performed and materials ordered or delivered, and (vi) such certifications of job progress, in form satisfactory to Lender, as Lender may request. In this regard, Lender shall have the right to inspect all books, records and accounts relating to such work, and may, at its option, require execution by Borrower and any contractors, subcontractors, laborers and materialmen of such affidavits, endorsements and releases as Lender deems necessary.

f.	Lender shall not be obligated to make the final disbursement until (i) receipt by Lender of the final certificate of occupancy in form and substance satisfactory to Lender, (ii) receipt of evidence, satisfactory to Lender, that the Improvements have been constructed prior to the Completion Date and in accordance with the Plans and Specifications, (iii) evidence satisfactory to Lender of lien free completion of the Improvements or that the statutory lien filing period has expired including, without limitation, either evidence that no claim of lien or stop notice has been filed or Lender has received releases with respect to the same, and (iv) performance of all other obligations of Borrower under the Loan Documents.

g.	Lender has reviewed and approved the following contracts of sale, including confirmation that all conditions for closing have been met: (i) Purchase and Sale Agreement between Woodfield Village, as Seller, and SHLP Chancery Village, LLC, as Buyer for Woodfield Village Apartments, Cary, North Carolina dated July 2008, and (ii) Contract of Sale between Woodfield Columbia Pike, LLC, as Seller, and Woodfield Columbia Pike Acquisition Company, as Purchaser for Siena Park Apartments, Arlington, Virginia, dated November 2007.

2.2

LOAN DISBURSEMENTS. Subject to all conditions precedent set forth above, the proceeds of the Loan and any Borrower’s Funds shall be disbursed in accordance with the Financial Requirements Analysis, attached hereto as Exhibit C, to pay for costs of construction actually incurred, subject to a 10% retention, by deposit into an account with Lender, account number 2000047638158, in the name of Borrower or Borrower’s designee (“Account”). In no event will Lender make disbursements (i) more frequently than monthly, or (ii) in excess of the percentage of construction completed. The maximum amount of advances which Borrower may request for the Improvements or for any component or phase thereof shall be as set forth in the Financial Requirements Analysis. Lender shall not be obligated to disburse Loan proceeds for the payment of any cost if the amount of such cost, together with the amounts of other costs included within the same “line-item” in the Financial Requirements Analysis for which requests for advances have previously been submitted and approved, exceeds the amount set forth in the Financial Requirements

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Analysis for such line-item, unless Borrower furnishes to Lender documentary evidence satisfactory to Lender that any such excess cost is offset by a reduction, in nature satisfactory to Lender, of at least an equal amount in another line-item in the Financial Requirements Analysis, and Lender approves a revision to the Financial Requirements Analysis. At its option, Lender may make disbursements directly to Lender for the payment of interest which accrues and becomes due under the Note, if and to the extent the Financial Requirements Analysis includes interest reserve advances. At its option, Lender may make disbursements to cover any expenses or charges which are to be borne by Borrower, including but not limited to, the cost of any required legal fees, appraisals, inspections, certifications or surveys. At its sole option, Lender may make any disbursements by payment to Borrower or jointly to Borrower and any contractor, subcontractor, supplier, or other person performing work or furnishing materials in connection with the construction of the Improvements. All disbursements shall be applied by Borrower solely for the purposes for which the funds have been disbursed. All disbursements shall be made first from Borrower’s Funds and then from available Loan funds. The Loan shall bear interest and be repaid in accordance with the provisions of the Note. If the outstanding principal balance of the Loan ever exceeds the maximum loan amount described in Section 1.1, all such amounts shall nonetheless be evidenced by the Note, guaranteed by the Guaranty and secured by the Mortgage; however, Borrower shall, within 5 business days after Lender’s demand or Borrower’s earlier discovery of such advance, pay to Lender an amount equal to such excess principal amount and accrued but unpaid interest thereon. All requests for advances shall clearly identify any amounts requested for payment to a Related Person. As used in this Agreement, “Related Person” means each Guarantor and any insider or affiliate (or insider or affiliate of any such insider or affiliate) of Borrower, determined by assuming that: (a) Borrower or such Guarantor or other affiliate or insider was a debtor at the time of determination of Related Person status; and (b) the terms “affiliate”, “insider” and “debtor” have the meanings provided for those terms by Section 101 of the federal Bankruptcy Code. Unless expressly set forth in the then effective Financial Requirements Analysis or this Agreement, no developer’s, management, consulting or brokerage fee or commission, developer profit or other payment to any Related Person will be paid directly or indirectly from any proceeds of the Loan without Lender’s prior written approval.

2.3	ACCOUNT PLEDGES. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Lender all monies at any time deposited in the Account and all Borrower’s Funds.

2.4	FUNDS TRANSFER DISBURSEMENTS.

a.	Borrower hereby authorizes Lender to disburse the proceeds of the Loan made by Lender or its affiliate pursuant to the Loan Documents as requested by an authorized representative of Borrower to any of the accounts designated in Exhibit D. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or, (ii) made in Borrower’s name and accepted by Lender in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Lender may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Lender is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Lender takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that, no matter how many times Lender takes these actions, Lender will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Lender and Borrower. Borrower agrees to notify Lender of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within 14 days after Lender’s confirmation to Borrower of such transfer.

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b.	Lender will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Lender may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require use of a bank unacceptable to Lender or prohibited by government authority; (iii) cause Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Lender to violate any applicable law or regulation.

c.	Lender shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no representations or warranties other than those expressly made in this Agreement.

2.5	WITHHOLDING OF ADVANCES; RETENTION. Lender may withhold advances under the following circumstances, in addition to the circumstances described in Sections 9.2 and 9.5:

a.	Lender may withhold any advance if the request therefor is not accompanied by executed statutory lien waivers for all work done, equipment leased and materials supplied through the date of the immediately preceding request for an advance.

b.	10% of each advance shall be retained by Lender until Architect has certified, and Inspector has confirmed, on AIA Form G704 or other appropriate form, that the relevant Improvements have been substantially completed in accordance with the Plans and Specifications in accordance with Section 3.1 below. The retainage portion of each advance for labor, services and/or material will be disbursed following such timely completion of the Improvements unless Lender, in its sole discretion, agrees to disbursements at an earlier stage.

c.	Any one or more advances may be withheld in whole or in part if Lender determines that the requested advance(s) would cause the total amount advanced with respect to the relevant Improvements (or any component thereof which represents a separate Financial Requirements Analysis “line item”) to exceed the advance limitations with respect to such Improvements (or component) set forth in the then effective Financial Requirements Analysis, or would cause a violation of the advance limitation provisions of Section 2.2.

2.6	DEVELOPMENT FEE AND OVERHEAD. All amounts reflected in the Financial Requirements Analysis, attached hereto as Exhibit C, as development fees or overhead shall be disbursed together with monthly disbursements under the Loan on a prorata basis based on the percentage of construction completed. Lender acknowledges that fifteen percent (15.0%) of the development fees shall be paid at Loan closing solely out of Borrower’s equity funds.

ARTICLE 3. CONSTRUCTION

3.1	COMMENCEMENT AND COMPLETION. Borrower shall commence construction of the Improvements no later than September 1, 2011 and shall complete construction of the Improvements, free and clear of any mechanics’ and materialmen’s liens and stop notices, as applicable, in accordance with the Plans and Specifications and other provisions of the Loan Documents, with all construction costs having been paid, on or before April 30, 2013 (“Completion Date”).

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3.2	FORCE MAJEURE. The time within which construction of the Improvements must be completed shall be extended for a period of time equal to the period of any delay directly affecting construction which is caused by fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riot, insurrection, or governmental regulation of the sale or transportation of materials, supplies or labor; provided, however, that Borrower shall furnish Lender with written notice satisfactory to Lender evidencing any such delay within 10 days from the occurrence of any such delay. In no event shall the time for completion of the Improvements be extended beyond the earlier of the Maturity Date or 60 days beyond the Completion Date.

3.3	CONSTRUCTION AGREEMENT. Borrower and C.F. Evans & Co. (“Contractor”) will enter into a construction contract (the “Construction Agreement”) pursuant to the terms and conditions of which Contractor is to construct the Improvements. Borrower shall require Contractor to perform in accordance with the terms of the Construction Agreement and shall not amend, modify or alter the responsibilities of Contractor under the Construction Agreement without Lender’s prior written consent. Borrower shall execute, upon Lender’s request, an assignment of Borrower’s rights under the Construction Agreement to Lender as security for Borrower’s obligations under this Agreement and the other Loan Documents and shall cause Contractor to consent to any such assignment.

3.4	ARCHITECT’S AGREEMENT. Borrower and The Housing Studio (“Architect”) have entered into that certain AIA Standard Form of Agreement Between Owner and Architect dated December 1, 2010 (the “Architect’s Agreement”), pursuant to which Architect is to design the Improvements. Borrower shall require Architect to perform in accordance with the terms of the Architect’s Agreement and shall not amend, modify or alter the responsibilities of Architect under the Architect’s Agreement without Lender’s prior written consent. Upon Lender’s request, Borrower shall execute an assignment of the Architect’s Agreement and the Plans and Specifications to the extent prepared by Architect, to Lender as additional security for Borrower’s performance under this Agreement and the other Loan Documents and shall cause Architect to consent to any such assignment.

3.5	PLANS AND SPECIFICATIONS.

a.	Changes; Lender Consent. Except as otherwise provided in this Agreement, Borrower shall not make any changes in the Plans and Specifications without Lender’s prior written consent if such change: (i) constitutes a material change in the building material or equipment specifications, or in the architectural or structural design, value or quality of any of the Improvements; (ii) would result in an increase of construction costs in excess of FIFTY THOUSAND AND NO/100THS DOLLARS ($50,000.00) for any single change or in excess of THREE HUNDRED THOUSAND AND NO/100THS DOLLARS ($300,000.00) for all such changes; or (iii) would affect the structural integrity, quality of building materials, or overall efficiency of operating systems of the Improvements. Without limiting the above, Lender agrees that Borrower may make minor changes in the Plans and Specifications without Lender’s prior written consent, provided that such changes do not violate any of the conditions specified herein. Borrower shall at all times maintain, for inspection by Lender, a full set of working drawings of the Improvements.

b.	Changes; Submission Requirements. Borrower shall submit any proposed change in the Plans and Specifications to Lender at least 10 days prior to the commencement of construction relating to such proposed change, whether or not such change is subject to Lender’s consent. Requests for any change which requires Lender’s consent shall be accompanied by working drawings and a written description of the proposed change, submitted on a change order form acceptable to Lender, signed by Borrower and, if required by Lender, also by Architect and Contractor. At its option, Lender may require Borrower to provide: (i) evidence satisfactory to Lender of the cost and time necessary to complete the proposed change; (ii) a deposit in the amount of any increased costs into Borrower’s Funds; and (iii) a complete set of “as built” Plans and Specifications for the completed Improvements.

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c.	Consent Process. Borrower acknowledges that Lender’s review of any changes and required consent may result in delays in construction and hereby consents to any such delays.

d.	Final Plans and Specifications. If requested by Lender, upon completion of the Improvements, Borrower shall deliver to Lender within 10 days a set of final Plans and Specifications.

3.6	CONTRACTOR/CONSTRUCTION INFORMATION. Within 10 days of Lender’s written request, Borrower shall deliver to Lender in a form acceptable to Lender: (a) a list detailing the name, address and phone number of each contractor, subcontractor and material supplier to be employed or used for construction of the Improvements together with the dollar amount, including changes, if any, of each contract and subcontract, and the portion thereof, if any, paid through the date of such list; (b) copies of each contract and subcontract identified in such list, including any changes thereto; (c) a cost breakdown of the projected total cost of constructing the Improvements, and that portion, if any, of each cost item which has been incurred; and (d) a construction progress schedule detailing the progress of construction and the projected sequencing and completion time for uncompleted work, all as of the date of such schedule.

Borrower agrees that Lender may disapprove any contractor, subcontractor or material supplier which, in Lender’s good faith determination, is deemed financially or otherwise unqualified; provided, however, that the absence of any such disapproval shall not constitute a warranty or representation of qualification by Lender. Lender may contact any such contractor, subcontractor or material supplier to discuss the course of construction.

3.7	LIENS AND STOP NOTICES. If a claim of lien is recorded which affects the Property or Improvements or a bonded stop notice is served upon Lender, Borrower shall, within 20 calendar days of such recording or service, whichever occurs first: (a) pay and discharge the claim of lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Lender a surety bond in sufficient form and amount; or (c) provide Lender with other assurances which Lender deems, in its sole discretion, to be satisfactory for the payment of such claim of lien or bonded stop notice and for the full and continuous protection of Lender from the effect of such lien or bonded stop notice.

3.8

CONSTRUCTION RESPONSIBILITIES. Borrower shall construct the Improvements in a workmanlike manner according to the Plans and Specifications and the recommendations of any soils or engineering report approved by Lender. Borrower shall comply with any construction schedule furnished to Lender and all applicable laws, ordinances, rules, regulations, building restrictions, recorded covenants and restrictions, and requirements of all regulatory authorities having jurisdiction over the Property or Improvements. Each portion and all of the Improvements, except for approved off-site improvements, shall be constructed within building restriction and set-back lines, and shall not encroach upon, overhang or interfere with any easement, right-of-way, floodplain or other property. Borrower shall not commence the construction of any improvements on the Property, except for those set forth in the Plans and Specifications, without Lender’s prior written consent. Borrower shall be solely responsible for all aspects of Borrower’s business and conduct in connection with the Property and Improvements, including, without limitation, for the quality and suitability of the Plans and Specifications and their compliance with all governmental requirements, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, material suppliers, consultants and property managers, and the accuracy of all applications for payment and the proper application of all disbursements. Lender is not obligated to supervise, inspect or inform Borrower or any third party of any aspect of the construction of the Improvements or any other matter referred to above. Except to the extent approved in writing by Lender, no materials, equipment or other personal property or fixture constituting part of the Improvements shall be

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purchased or installed under any security agreement, lease or other arrangement whereby any third party has a security interest, lien or right to remove or repossess any such item or to claim or assert a lien upon any such property, or to consider such property to constitute personal property after its incorporation into the Improvements.

3.9	ASSESSMENTS AND COMMUNITY FACILITIES DISTRICTS. Without Lender’s prior written consent, Borrower shall not cause or suffer to become effective or otherwise consent to the formation of any assessment district or community facilities district which includes all or any part of the Property and Improvements, nor shall Borrower cause or otherwise consent to the levying of special taxes or assessments against the Property and Improvements by any such assessment district or community facilities district. Borrower shall immediately give notice to Lender of any notification or advice that Borrower may receive from any municipality or other third party of any intent or proposal to include the Property and Improvements in a community facilities district or to levy any such special taxes or assessments. Lender shall have the right to file a written objection to the inclusion of all or any part of the Property and Improvements in a community facilities district, or to the levy of any such special taxes or assessments, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district or the levy or such special taxes or assessments.

3.10	DELAY. Borrower shall promptly notify Lender in writing of any event causing delay or interruption of construction, or the timely completion of construction. The notice shall specify the particular work delayed, and the cause and period of each delay.

3.11	INSPECTIONS. Lender shall have the right to enter upon the Property at all reasonable times to inspect the Improvements and the construction work to verify information disclosed or required pursuant to this Agreement. Any inspection or review of the Improvements by Lender is solely to determine whether Borrower is properly discharging its obligations to Lender and may not be relied upon by Borrower or by any third party as a representation or warranty of compliance with this Agreement or any other agreement. Lender owes no duty of care to Borrower or any third party to protect against, or to inform Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements as determined by Lender.

3.12	SURVEYS. Upon Lender’s written request, Borrower shall promptly deliver to Lender: (a) a perimeter survey of the Property; (b) upon completion of the foundations of the Improvements, a survey showing the location of the Improvements on the Property and confirming that the Improvements are located entirely within the Property and do not encroach upon any easement, or breach or violate any governmental requirement; and (c) upon completion of the Improvements, an as-built survey of the Property and Improvements. All such surveys shall be performed and certified by a licensed engineer or surveyor acceptable to Lender and the title insurer, shall be prepared according to current ALTA/ACSM Minimum Standard Detail Requirements and any additional items required by Lender or the title insurer, and shall be certified to Lender and the title insurer.

3.13	BONDS. Borrower shall procure from a surety acceptable to Lender, and deliver to Lender dual obligee performance and labor and material payment bonds in form, substance and amount acceptable to Lender.

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ARTICLE 4. INSURANCE

Borrower shall, while any obligation of Borrower or any Guarantor under any Loan Document remains outstanding, maintain at Borrower’s sole expense, with licensed insurers approved by Lender, the following policies of insurance in form and substance satisfactory to Lender:

4.1	TITLE INSURANCE. An extended coverage ALTA Lender’s Policy of Title Insurance (“Title Policy”), together with any endorsements which Lender may require, insuring Lender, in the principal amount of the Loan, of the validity and the priority of the lien of the Mortgage upon the Property and the Improvements, subject only to matters approved by Lender in writing. During the term of the Loan, Borrower shall deliver to Lender, within 5 days of Lender’s written request, such other endorsements to the Title Policy as Lender may reasonably require, including without limitation, a title update endorsement concurrently with each advance or certain advances of loan proceeds.

4.2	PROPERTY INSURANCE. A Builders All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as Lender may require, insuring Lender against damage to the Property and Improvements in an amount not less than 100% of the full replacement cost at the time of completion of the Improvements. Such coverage should adequately insure any and all Loan collateral, whether such collateral is onsite, stored offsite or otherwise. Lender shall be named on the policy as Mortgagee and named under a Lender’s Loss Payable Endorsement or Standard Mortgagee Clause Endorsement (in form acceptable to Lender).

4.3	FLOOD HAZARD INSURANCE. A policy of flood insurance, as required by applicable governmental regulations, or as deemed necessary by Lender, in an amount required by Lender, but in no event less than the amount sufficient to meet the requirements of applicable law and governmental regulation.

4.4	LIABILITY INSURANCE. A policy of Commercial General Liability insurance on an occurrence basis, with coverages and limits as required by Lender, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Property and/or in the Improvements. During the period of any construction, Borrower may cause its contractors and/or subcontractors to maintain in full force and effect any or all of the liability insurance required hereunder. Lender may require that Lender be named as an additional insured on any such policy. Whether Borrower employs a general contractor or performs as owner-builder, Lender may require that coverage include statutory workers’ compensation insurance.

4.5	OTHER COVERAGE. Borrower shall provide to Lender evidence of such other reasonable insurance in such reasonable amounts as Lender may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located. Such coverage requirements may include, but are not limited to, coverage for earthquake, acts of terrorism, mold, business income, delayed business income, rental loss, sink hole, soft costs, tenant improvement or environmental.

4.6	GENERAL. Borrower shall provide to Lender insurance certificates or other evidence of coverage in form acceptable to Lender, with coverage amounts, deductibles, limits and retentions as required by Lender. All insurance policies shall provide that the coverage shall not be cancelable or materially changed without 10 days prior written notice to Lender of any cancellation for nonpayment of premiums, and not less than 30 days prior written notice to Lender of any other cancellation or any modification (including a reduction in coverage). Lender shall be named under a Lender’s Loss Payable Endorsement or Standard Mortgagee Clause Endorsement (in form acceptable to Lender) on all insurance policies which Borrower actually maintains with respect to the Property and Improvements. All insurance policies shall be issued and maintained by insurers approved to do business in the state in which the Property is located and must have an A.M. Best Company financial rating and policyholder surplus acceptable to Lender.

Loan No. 1003653

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender, as of the Effective Date and continuing thereafter, that:

5.1	AUTHORITY/ENFORCEABILITY. Borrower is in compliance with all laws and regulations applicable to its organization, existence and transaction of business and has all necessary rights and powers to own, develop and operate the Property and Improvements as contemplated by the Loan Documents.

5.2	BINDING OBLIGATIONS. Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations are the valid and binding obligations of Borrower.

5.3	COMPLIANCE WITH LAWS; USE. Borrower has, or prior to the commencement of construction of the Improvements will have, and once obtained, will at all times maintain, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Property and Improvements, and shall maintain compliance with all governmental requirements applicable to the Property and Improvements and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business, and shall require its lessees or licensees to do the same. The Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances, and is properly zoned for the stated use of the Property as disclosed to Lender at the time of execution hereof. Borrower shall not initiate or acquiesce to a zoning change of the Property without prior notice to, and prior written consent from, Lender. Furthermore, Borrower shall not allow changes in the stated use of the Property from that disclosed to Lender at the time of execution hereof without prior notice to, and prior written consent from, Lender.

5.4	LITIGATION. Except as disclosed to Lender in writing, there are no claims, actions, suits, or proceedings pending, or to Borrower’s knowledge threatened, against Borrower or affecting the Property or Improvements.

5.5	FINANCIAL CONDITION. All financial statements and information heretofore and hereafter delivered to Lender by Borrower, including, without limitation, information relating to the financial condition of Borrower, the Property, the Improvements, the partners, joint venturers or members of Borrower, and/or any Guarantors, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with generally accepted accounting principles consistently applied. Notwithstanding the use of generally accepted accounting principles, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Borrower acknowledges and agrees that Lender may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

5.6	LOAN PROCEEDS AND ADEQUACY. The undisbursed Loan proceeds, together with Borrower’s Funds and all other sums, if any, to be provided by Borrower as shown in Exhibit C, are sufficient to construct the Improvements in accordance with the terms and conditions of this Agreement.

5.7	ACCURACY. All reports, documents, instruments, information and forms of evidence delivered to Lender concerning the Loan or security for the Loan or required by the Loan Documents are accurate, correct and sufficiently complete to give Lender true and accurate knowledge of their subject matter, and do not contain any misrepresentation or omission.

5.8	UTILITIES. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the development and occupancy of the Property and Improvements are available at or within the boundaries of the Property, or Borrower has taken all steps necessary to assure that all such services will be available upon completion of the Improvements.

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5.9	BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of Borrower. No portion of the Property is used or will be used as a dwelling.

5.10	COMMENCEMENT OF CONSTRUCTION. Prior to the recordation of the Mortgage, no construction work or activity will have been conducted at the Property or with respect to the Improvements and no contractor, subcontractor or materialman will have performed any construction work or other services or delivered any materials to or for the benefit of Borrower, the Property or the Improvements.

5.11	PROJECT INFORMATION. (a) The recitals described in this Agreement with respect to the project are true and correct; (b) the Property includes, or will include upon the completion of construction, adequate on-site parking to comply with applicable legal requirements; (c) the Property currently abuts Long Point Road and Wando Park Boulevard, which is a completed and dedicated public thoroughfare in both directions, and paved access to such streets will be constructed as part of the construction work under the Construction Agreement; (d) all sewer, natural gas (if applicable), electricity, refuse collection and telephone service, and police and fire protection, necessary for construction of the Improvements, and operation of the Property after completion, are available, and Borrower will cause such utilities to be installed and connected to the Property; (e) Borrower has no knowledge, or reason to believe that any archaeological ruins, discoveries or specimens exist on the Property; and (f) Borrower acknowledges that it has had a full and complete opportunity to review and examine documents and information of any nature that it considers relevant to the Property, and acknowledges that Lender makes no representation of any nature, express or implied, relating to the Property or its condition or suitability for any purpose.

5.12	REAFFIRMATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each request by Borrower for an advance under this Agreement shall constitute an affirmation on the part of Borrower and each Guarantor that the representations and warranties contained in this Agreement and the other Loan Documents and the Guaranty are true and correct as of the time of such request and that the relevant conditions precedent set forth in this Agreement have been fully satisfied. All representations and warranties made herein shall survive the execution of this Agreement, the making of all advances hereunder and the execution and delivery of all other documents and instruments in connection with the Loan, so long as Lender has any commitment to lend to Borrower hereunder and until the Loan has been paid in full.

ARTICLE 6. HAZARDOUS MATERIALS

6.1	SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower hereby represents and warrants to the best of Borrower’s knowledge as of the date of this Agreement as follows:

a.	Hazardous Materials. Except as previously disclosed to Lender in that certain Phase I Environ-mental Site Assessment report prepared by S&ME dated January 4, 2011, the Property and the Improvements are not and have not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”). “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of the Property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

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b.	Hazardous Materials Laws. The Property and the Improvements are in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq.), the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, and applicable state and local laws, regulations or requirements relating to human health or the safety or protection of the environment.

c.	Hazardous Materials Claims. There are no claims, actions, proceedings or investigations (“Hazardous Materials Claims”) pending or threatened against Borrower, the Property or Improvements by any governmental entity or agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

6.2	HAZARDOUS MATERIALS COVENANTS. Borrower agrees as follows:

a.	No Hazardous Activities. Borrower shall not cause or permit the Property or the Improvements to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

b.	Compliance. Borrower shall comply, and cause the Property, the project tenants and the Improvements to comply, with all Hazardous Materials Laws.

c.	Notices. Borrower shall immediately notify Lender in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property and Improvements; (ii) any knowledge by Borrower that the Property and Improvements do not comply with any Hazardous Materials Laws; (iii) any Hazardous Materials Claims; and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to become contaminated with Hazardous Materials.

d.	Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property or Improvements, Borrower shall immediately take, at Borrower’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

6.3	INSPECTION BY LENDER. Upon reasonable prior notice to Borrower, Lender, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property and Improvements for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property and Improvements.

6.4

HAZARDOUS MATERIALS INDEMNITY. Borrower hereby agrees to defend, indemnify and hold harmless Lender, Lender’s parents, subsidiaries or affiliates, any holder of or participant in the Loan, and all directors, officers, employees, agents, successors and assigns of any of the foregoing (the “Indemnitee(s)”) for, from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, attorneys’ fees and expenses) which any such party may incur as a direct or indirect consequence of the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about the Property or Improvements, any violation or claim of violation of any Hazardous Materials Laws with respect to the Property, or any indemnity claim by a third party against one or more Indemnitees in

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connection with any of the foregoing. Lender shall have the right at any time to appear in, and to participate in as a party if it so elects, and be represented by counsel of its own choice in, any action or proceeding initiated in connection with any Hazardous Materials Laws that affect the Property. Borrower shall immediately pay to Lender upon demand any amounts owing under this indemnity, together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Note.

6.5	LEGAL EFFECT OF SECTION. Borrower and Lender agree that Borrower’s duty to defend and indemnify the Indemnitees hereunder shall survive: (i) any judicial or non-judicial foreclosure under the Mortgage, or transfer of the Property in lieu thereof; (ii) the release and reconveyance or cancellation of the Mortgage; and (iii) the satisfaction of all of Borrower’s obligations under the Loan Documents.

ARTICLE 7. COVENANTS OF BORROWER

7.1	EXPENSES. Borrower shall immediately pay to Lender upon demand: (a) all costs and expenses incurred by Lender in connection with the administration of this Agreement, the other Loan Documents and any other documents required by Lender during the term of the Loan; and (b) the enforcement or satisfaction by Lender of any of Borrower’s or any Guarantor’s obligations under this Agreement, the other Loan Documents and the Guaranty. For all purposes of this Agreement, Lender’s costs and expenses shall include, without limitation, all appraisal and appraisal review fees, cost engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, recording and filing fees, title examination and lien search fees, escrow fees, and the cost to Lender of any title insurance premiums, title surveys, tax service contracts, reconveyance and notary fees. If any of the services described above are provided by an employee of Lender, Lender’s costs and expenses for such services shall be calculated in accordance with Lender’s standard charge for such services.

7.2	LEASING. After construction of the Improvements is complete, Borrower shall use its best efforts to maintain all leasable space in the Property leased at no less than fair market rental rates. The form of the lease used for individual apartment units must be approved by Lender.

7.3	INCOME TO BE APPLIED TO DEBT SERVICE. Borrower shall apply all gross operating income from the Property and Improvements only to the payment of operating expenses directly attributable to the Property and the payment of accrued interest and outstanding principal on the Loan (collectively, the “Mandatory Obligations”). To the extent such gross operating income exceeds such operating expenses, such excess shall be used first to pay accrued interest (regardless of any interest reserve). In no event shall any gross operating income be distributed to any partner, venturer, member or equity investor of Borrower other than from portions of gross operating income remaining after payment of all Mandatory Obligations.

7.4	FURTHER ASSURANCES. Upon Lender’s request and at Borrower’s sole cost and expense, Borrower shall, and shall cause any Related Person to, execute, acknowledge and deliver any other instruments, including replacement promissory notes, guaranties or other loan documents, and perform any other acts necessary, desirable or proper, as determined by Lender, to correct clerical errors or omissions in any loan closing documentation, or to replace any lost or destroyed loan closing documentation, to carry this obligation shall survive any foreclosure or deed in lieu of foreclosure of the Property out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any liens created by the Loan Documents. This obligation shall survive any foreclosure or deed in lieu of foreclosure of the Property.

7.5

ASSIGNMENT. Without the prior written consent of Lender, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower acknowledges that Lender would

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not make this Loan except in reliance on Borrower’s expertise, reputation, prior experience in developing and constructing commercial real property, Lender’s knowledge of Borrower, and Lender’s understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lender would rely on security which already exists.

7.6	INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FOR, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, ANY CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY OR IMPROVEMENTS. LENDER SHALL BE ENTITLED TO APPEAR IN ANY ACTION OR PROCEEDING WITH COUNSEL OF ITS OWN CHOICE, AND/OR TO SETTLE OR COMPROMISE ANY CLAIM ASSERTED AGAINST IT. BORROWER SHALL IMMEDIATELY PAY TO LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES DESCRIBED HEREIN SHALL SURVIVE CANCELLATION OF THE NOTE AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE MORTGAGE.

7.7	CHANGE IN STRUCTURE OR MANAGEMENT; SINGLE-ASSET ENTITY. Borrower and its initial managers and members that are entities will (a) preserve their existence, and not make any material change in the nature or manner of their respective business activities, and (b) maintain executive personnel and management at a level of experience and ability equivalent to present executive personnel and management (including the continuing involvement of each Guarantor in day-to-day management). Without the prior consent of Lender (which consent shall not be unreasonably withheld, except in the case of dissolution or liquidation): (i) Borrower shall not, and shall not cause or permit any Guarantor to, dissolve or liquidate, or merge or consolidate with or into any other entity, or turn over the management or operation of its property, assets or business to any other person, nor shall any member of Borrower voluntarily or involuntarily sell, transfer, pledge or encumber its membership interest in Borrower to any other person, including any other member; and (ii) Borrower shall not own or acquire assets other than the Property and other assets incidental to the normal operation of the Property, such as bank accounts relating thereto.

7.8

UPDATED APPRAISAL; REMARGIN REQUIREMENT. Lender shall have the right (but not the obligation) at any time, and from time to time, during the term of the Loan, in Lender’s discretion, to request and obtain from an appraiser acceptable to Lender, an updated appraisal of the Property (but not more frequently than once in any given calendar year, except in the event of a default or as required by any governmental or regulatory authority), which includes an opinion of value and supporting information reasonably acceptable to Lender. If such an appraisal is obtained, Borrower agrees to cooperate with any appraiser, allow access to the Property and provide copies of leases, operating statements, plans and any other information reasonably requested by such appraiser. Borrower shall pay to Lender, within 30 days following demand: (a) the cost of the updated appraisal; provided, however, that Borrower shall not be required to pay for more than one such appraisal in a given calendar year if a Default does not then exist;

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and (b) the amount, if any, by which the then outstanding balance of the Loan exceeds 75% of the then most recent appraised value of the Property, as adjusted by Lender in its sole discretion upon its review of the appraisal. Upon Borrower’s payment for the updated appraisal and execution of Lender’s then standard form of appraisal indemnity agreement, Borrower may obtain a copy of the updated appraisal if a Default does not then exist.

7.9	ADDITIONAL INDEBTEDNESS. Borrower shall not incur additional indebtedness secured by a lien on the Property during the term of this Agreement.

7.10	OPERATING ACCOUNT. Borrower shall establish and at all times during the term of this Agreement maintain its operating depository account with Lender.

7.11	DERIVATIVE DOCUMENTS. If Borrower purchases from Lender any swap, derivative, foreign exchange or hedge transaction or arrangement (or other similar transaction or arrangement howsoever described or defined) at any time in connection with the Loan, Borrower shall, upon receipt from Lender, execute promptly all documents evidencing such transaction, including without limitation, the ISDA Master Agreement, the Schedule to the ISDA Master Agreement and the ISDA Confirmation.

7.12	CEILING ON GUARANTOR CONSTRUCTION CONTINGENT LIABILITY. The cumulative amount of construction indebtedness guaranteed by any individual Guarantor shall not exceed $65,000,000 until such time as (i) all indebtedness of Woodfield Columbia Pike, LLC related to the Siena Park project in Arlington, Virginia has been satisfied, and (ii) all indebtedness of Woodfield Village, LLC related to the Woodfield Village Apartments project in Cary, North Carolina has been satisfied. After all such conditions have been satisfied, the maximum cumulative amount of construction indebtedness that may be guaranteed by any individual Guarantor shall increase to $150,000,000, provided however, that for purposes of calculating such $150,000,000 limit, the calculation shall exclude any project that has been completed and for which final certificates of occupancy have been issued. Such certificates and any supporting documentation must be provided to Lender and deemed satisfactory prior to its exclusion from this calculation.

ARTICLE 8. REPORTING COVENANTS

8.1	FINANCIAL INFORMATION. Borrower shall deliver to Lender as soon as available, but in no event later than 120 days after Borrower’s fiscal year end, Borrower’s current financial statements (including without limitation, an income and expense statement and balance sheet) and Borrower’s current tax return signed by Borrower, together with any other financial information including, without limitation, quarterly financial statements, annual financial statements, cash flow projections, and quarterly operating statements requested by Lender. Borrower shall also deliver to Lender, as soon as available, but in no event later than 120 days after calendar year end, Guarantor(s) current financial statement (including, without limitation, a balance sheet).

Within 30 days of Lender’s request, Borrower shall also deliver to Lender such quarterly and other financial information regarding any persons or entities in any way obligated on the Loan as Lender may specify. If audited financial information is prepared, Borrower shall deliver to Lender copies of that information within 15 days of its final preparation. Except as otherwise agreed to by Lender, all such financial information shall be prepared in accordance with generally accepted accounting principles consistently applied.

8.2	LEASING REPORTS AND OPERATING STATEMENTS. Borrower shall deliver to Lender quarterly rent rolls, leasing schedules and reports, operating statements and/or such other leasing information as Lender shall request with respect to the Property and Improvements, each in form and substance satisfactory to Lender.

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8.3	FINANCIAL CONDITION – CONSTANT CARRIED. Borrower shall have achieved a Constant Carried (as defined below) as of the Determination Date (as defined below) of August 20, 2013, of not less than 7.0%, as determined using generally accepted accounting principles, consistently applied.

“Constant Carried” shall mean (a) Net Operating Income (as defined below), divided by (b) the outstanding balance of the Loan as of the Determination Date.

“Net Operating Income” shall mean the actual monthly gross revenues to be derived from the Property and paid to Borrower based on the rents due from currents tenants of the Property under leases in place as of the Determination Date annualized (“Total Revenue”), minus, (i) annualized actual monthly expenses for the Property incurred and paid by Borrower, including monthly reserves for taxes and insurance and (ii) any rent concessions or rent relief benefitting any tenants of the Property, and (iii) a management fee equal to the higher of the amount paid by Borrower or 4.0% of Total Revenue and (iv) replacement reserves equal to the higher of the amount reserved by Borrower for replacement reserves or $250 per apartment unit within the Property.

“Determination Date” shall mean August 20, 2013. For purposes of each Option to Extend, the Determination Date shall be May 20, 2014 and May 20, 2015 respectively.

By way of illustration regarding the calculation of “Constant Carried”, if the actual gross revenues for the month in which the Determination Date occurs is $187,000, the actual monthly expenses for such month is $62,000, and the Loan balance as of such Determination Date is $21,400,000, then the Constant Carried as of such Determination Date is calculated as 7.01% (100 x [$187,000 x 12 - $62,000 x 12] / $21,400,000).

In the event that Borrower shall fail to achieve the required Constant Carried, Borrower shall have the option of reducing the outstanding balance of the Note by an amount sufficient to meet the required Constant Carried. In addition, Lender shall have the right to reappraise the Property. Should such appraisal indicate an “as-is” loan to value ratio of greater than 75%, Borrowers shall be required to reduce the outstanding balance of the Note within thirty (30) days of demand by Lender by an amount sufficient to achieve the required loan to value ratio of not greater than 75% and to achieve a Constant Carried of not less than 7.0% (if not previously cured). A failure of Borrowers to so reduce the outstanding balance of the Note shall constitute a Default hereunder.

ARTICLE 9. DEFAULTS AND REMEDIES

9.1	DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

a.	Monetary. Borrower’s failure to pay within 5 days following the due date thereof any sums payable under the Note or any of the other Loan Documents or Borrower’s failure to deposit any Borrower’s Funds as and when required under this Agreement; or

b.	Performance of Obligations. Borrower’s failure to perform any obligation, covenant or condition under the Note or any of the other Loan Documents; provided, however, that if a cure period is provided for the remedy of such failure, Borrower’s failure to perform will not constitute a Default until such date as the specified cure period expires; or

c.	Construction. The construction of the Improvements in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than 15 days; or

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d.	Lien; Attachment; Condemnation. (i) The recording of any claim of lien against the Property or the Improvements or the service upon Lender of a withhold payment notice or bonded stop notice, and the continuance of such claim of lien for 20 days after such recording or service, whichever occurs first, without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Lender; or (ii) the condemnation, seizure or appropriation of, or occurrence of uninsured casualty damage with respect to, any material portion of the Property or Improvements; or (iii) the sequestration or attachment of, or any levy or execution upon, any of the Property or Improvements or any other collateral provided by Borrower or any other party under any of the Loan Documents which is not released, expunged or dismissed within 20 days; or

e.	Representations and Warranties. (i) The failure of any representation or warranty of Borrower in any of the Loan Documents and the continuation of such failure for more than 10 days after written notice to Borrower from Lender requesting that Borrower cure such failure; or (ii) any material adverse change in the financial condition of Borrower, any Guarantor, or any indemnitor from the financial condition represented to Lender as of the later of: (A) the Effective Date; or (B) the date upon which the financial condition of such party was first represented to Lender; or

f.	Bankruptcy; Insolvency; Dissolution. (i) The filing of by Borrower, any Guarantor, any indemnitor, or any partner or member of Borrower of a petition for relief under the Bankruptcy Reform Act of 1978 (11 USC Section 101-1330) as now or hereafter amended or recodified (“Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing against Borrower, any Guarantor, any indemnitor, or any partner or member of Borrower of an involuntary proceeding under the Bankruptcy Code or other debtor relief law and the failure of Borrower to effect a full dismissal of such proceeding within 30 days after the date of filing such proceeding ; (iii) a general assignment by Borrower, any Guarantor, any indemnitor, or any partner or member of Borrower for the benefit of creditors; or (iv) Borrower, any Guarantor, any indemnitor, or any partner or member of Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

g.	Borrower; Key Person or Entity. The retirement, death, incapacity or withdrawal of Borrower, if an individual, the retirement, death, incapacity or withdrawal of any Guarantor, and Borrower’s failure to provide a substitute or replacement acceptable to Lender within 30 days after the occurrence of any such retirement, death, incapacity or withdrawal; or

h.	Transfer of Assets. The sale, assignment, pledge, hypothecation, mortgage or transfer of all or a substantial portion of the assets of Borrower; or

i.	Derivative Default. The occurrence of a default by Borrower or a termination event with respect to Borrower under any swap, derivative, foreign exchange or hedge transaction or arrangement (or similar transaction or arrangement howsoever described or defined) at any time entered into between Borrower and Lender in connection with the Loan; or

j.	Default Under Guaranty. The occurrence of a default under any guaranty now or hereafter executed in connection with the Loan, including, without limitation, any Guarantor’s (defined parties) or other guarantor’s failure to perform any covenant, condition, or obligation thereunder; or

k.	Default Under Unsecured Indemnity Agreement. The occurrence of a default under that certain Hazardous Materials Indemnity Agreement (Unsecured) executed by Guarantor as Indemnitor, in favor of Lender, dated of even date herewith, including without limitation, Indemnitor’s failure to perform any covenant, condition, or obligation thereunder; or

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l.	Transfer of Interest. Any sale or transfer of any limited liability company interest in Borrower by which any Guarantor, or an entity owned and controlled by Guarantor, or any entity controlled by CNL Financial Group, Inc. would cease to own the interest in Borrower that its holds as of the date hereof without the prior written consent of Lender.

9.2	ACCELERATION UPON DEFAULT; REMEDIES. Upon the occurrence of any Default specified herein, Lender may, at its sole option, declare all sums owing to Lender under the Note, this Agreement and the other Loan Documents immediately due and payable, after which time such sums shall, at Lender’s option, bear interest at the Default Rate (defined in the Note). Upon such acceleration, Lender may, in addition to all other remedies permitted under the Note and this Agreement and the other Loan Documents and at law or equity, apply Borrower’s Funds, if any, to the sums owing under the Loan Documents and any and all obligations of Lender to fund further disbursements under the Loan shall terminate.

9.3	DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Lender may but shall not be obligated to make such payment from the Loan proceeds, Borrower’s Funds, or other funds of Lender. If such payment is made from proceeds of the Loan or from Borrower’s Funds, Borrower shall immediately deposit with Lender, upon written demand, an amount equal to such payment. If such payment is made from funds of Lender, Borrower shall immediately repay such funds upon written demand of Lender. In either case, the Default with respect to which any such payment has been made by Lender shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Lender.

9.4	LENDER’S COMPLETION OF CONSTRUCTION. Upon the occurrence of a Default, Lender may, upon 5 days prior written notice to Borrower, and with or without legal process, take possession of the Property and Improvements, remove Borrower and all agents, employees and contractors of Borrower from the Property and Improvements, complete the work of construction and market, operate and sell or lease the Property and/or Improvements. For this purpose, Borrower irrevocably appoints Lender as its attorney-in-fact, which agency is coupled with an interest. As attorney-in-fact, Lender may, in Borrower’s name, take or omit to take any action Lender may deem appropriate, including, without limitation, exercising Borrower’s rights under the Loan Documents and all contracts concerning the Property and/or Improvements.

9.5	LENDER’S RIGHT TO STOP CONSTRUCTION. If Lender determines at any time that the Improvements are not being constructed in accordance with the Plans and Specifications and all governmental requirements, Lender may immediately cause all construction to cease on any of the Improvements affected by the condition of nonconformance and withhold further disbursements under the Loan. Borrower shall thereafter not allow any construction work, other than corrective work, to be performed on any of the Improvements affected by the condition of nonconformance until such time as Lender notifies Borrower in writing that the nonconforming condition has been corrected. Borrower shall notify Lender and Lender’s inspector immediately upon receipt of “red tag” or “stop order” notices from any federal, state, county or municipal building inspector or of unsatisfactory compliance with any applicable building code, and in such event Borrower shall provide Lender and Lender’s inspector with a full and complete written explanation of the nature of such noncompliance.

9.6	RIGHTS CUMULATIVE, NO WAIVER. All Lender’s rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Lender at any time. Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lender under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Lender to take, or any delay by Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of this Agreement and the other Loan Documents must be in writing and shall be limited to its specific terms. Any funds expended by Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Lender upon demand, together with interest at the rate applicable to the principal balance of the Note from the date the funds were expended.

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ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1	NOTICES. All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered in accordance with the notice provisions contained in the Mortgage.

10.2	RELATIONSHIP OF PARTIES. The relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property or Improvements, except as expressly provided in this Agreement and the other Loan Documents.

10.3	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding or in connection with any appeal of a lower court decision, then Borrower shall immediately pay to Lender, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred by Lender in connection therewith. In the event of legal proceedings, court costs and attorneys’ fees shall be set by the court and not by jury and shall be included in any judgment obtained by Lender.

10.4	IMMEDIATELY AVAILABLE FUNDS. All amounts payable by Borrower to Lender shall be (a) payable only in United States currency in immediately available funds, and (b) received by Lender at the Winston-Salem Loan Center in Winston-Salem, North Carolina, or at such other places as may be designated in writing by Lender, no later than 11 AM Eastern Standard Time or Eastern Daylight Time, as applicable. Any amounts received after such time shall be credited the next business day.

10.5	LOAN SALES AND PARTICIPATIONS; DISCLOSURE OF INFORMATION. Borrower agrees that Lender may elect, at any time, to sell, assign or grant participations in all or any portion of its rights and obligations under the Loan Documents, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Lender’s sole discretion. Borrower further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to: (a) the Property and Improvements and their operation; (b) any party connected with the Loan (including, without limitation, Borrower, any constituent partner or member of Borrower, any Guarantor, any indemnitor and any non-borrower mortgagor); and/or (c) any lending relationship other than the Loan which Lender may have with any party connected with the Loan. The indemnity obligations of Borrower under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder.

10.6	SIGNS. Lender may place on the Property reasonable signs standard to construction loan transactions stating that construction financing is being provided by Lender and any other lenders or participants in the Loan.

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10.7	LENDER’S AGENTS. Lender may designate an agent or independent contractor to exercise any of Lender’s rights under this Agreement and any of the other Loan Documents. Any reference to Lender in any of the Loan Documents shall include Lender’s agents, employees or independent contractors. Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Lender in reimbursement of such costs, as applicable.

10.8	WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.9	SEVERABILITY. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectibility therefor, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

10.10	HEIRS, SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided under the terms and conditions of this Agreement, the terms of the Loan Documents shall bind and inure to the benefit of the heirs, successors and assigns of the parties.

10.11	ATTORNEY IN FACT. Borrower hereby irrevocably appoints and authorizes Lender, as Borrower’s attorney in fact, which agency is coupled with an interest, to execute and/or record in Lender’s or Borrower’s name any notices, instruments or documents that Lender deems appropriate to protect Lender’s interest under any of the Loan Documents;

10.12	TAX SERVICE. Lender is authorized, at Borrower’s expense, to obtain a tax service contract with a third party vendor which shall provide tax information on the Property and Improvements satisfactory to Lender.

10.13	TIME. Time is of the essence of each and every term of this Agreement.

10.14

GOVERNING LAW AND CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the state where the Property is located, except to the extent preempted by federal laws. Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of South Carolina over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to the Loan Documents or the Loan; (b) any state or federal court sitting in the state

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where the Property is located or the state in which Borrower’s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out of or relating to any of the Loan Documents or the Loan; (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Lender to exercise its power to foreclose the Property or any action brought by Lender to enforce its rights with respect to any other collateral under the Loan Documents, and (d) consents to service of process by any means authorized by the law of the state where the Property is located or federal law. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.15	INTEGRATION; INTERPRETATION; INCONSISTENCIES. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing. In the event of any inconsistencies between the terms of this Loan Agreement and the terms of any other Loan Document, the terms of this Loan Agreement shall prevail.

10.16	JOINT AND SEVERAL LIABILITY. The liability of all persons and entities obligated in any manner under this Agreement and any of the Loan Documents shall be joint and several.

10.17	FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Lender under the terms of this Agreement and any of the other Loan Documents shall be subject to Lender’s approval and shall not be modified, superseded or terminated in any respect without Lender’s prior written approval.

10.18	NO THIRD PARTIES BENEFITED. No person other than Lender and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents.

10.19	ACTIONS. Borrower agrees that Lender, in exercising the rights, duties or liabilities of Lender or Borrower under the Loan Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Improvements, or the Loan Documents and Borrower shall immediately reimburse Lender upon demand for all such expenses so incurred or paid by Lender, including, without limitation, attorneys’ fees and expenses and court costs.

10.20	LENDER’S CONSENT. Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in a reasonable manner given the specific facts and circumstances applicable at the time.

10.21	HEADINGS. All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

10.22

ELECTRONIC TRANSMISSION OF DATA. Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their affiliates and other persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and

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assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Lender for, from and against any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

10.23	ADDITIONAL SECURITY INTEREST. Borrower hereby grants and assigns to Lender a security interest, to secure payment and performance of all obligations, in all of Borrower’s right, title and interest, now or hereafter acquired, to the payment of money from Lender to Borrower under any swap, derivative, foreign exchange or hedge transaction or arrangement (or similar transaction or arrangement howsoever described or defined) at any time entered into between Borrower and Lender in connection with the Loan.

10.24	COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

10.25	EXHIBITS INCORPORATED. All exhibits, schedules or other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

Signature Page to Follow.

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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date appearing on the 1st page of this Agreement.

“LENDER” WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ D. Randolph Bryan Wilson
Name:	D. Randolph Bryan Wilson
Title:	SVP

Lender’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION

15 S. Main Street

Greenville, South Carolina 29601

Attention: Rand Wilson

“BORROWER”

GR-105 LONG POINT VENTURE, LLC, a Delaware limited liability company

By:	WF Invest Long Point, LLC a Delaware limited liability company
Its Operating Member

	By:	Woodfield Investments, LLC, a Virginia limited liability company
Its Manager

		By:	/s/ Michael L. Schwarz
		Name:	Michael L. Schwarz
		Title:	Manager

Borrower’s Address:

GR-105 LONG POINT PROPERTY, LLC

450 South Orange Avenue

Orlando, Florida 32801

Attention: John McRae

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EXHIBIT A - DESCRIPTION OF PROPERTY

[Omitted as not necessary to an understanding of the Agreement]

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EXHIBIT B - DOCUMENTS

[Omitted as not necessary to an understanding of the Agreement]

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EXHIBIT C - FINANCIAL REQUIREMENT ANALYSIS

[Omitted as not necessary to an understanding of the Agreement]

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EXHIBIT D - TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

[Omitted as not necessary to an understanding of the Agreement]